N E W S B U L L E T I N	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:			At CCG Investor/Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE:

February 23, 2004

Pinnacle Entertainment Announces Cash Tender Offer

For Up To $190 Million In Aggregate Principal Amount of Its

9.25% Senior Subordinated Notes due 2007

LAS VEGAS, February 23 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK—News) announced that it (the “Company”) commenced a cash tender offer on Friday, February 20, 2004, for up to $190 million in aggregate principal amount of its 9.25% Senior Subordinated Notes due 2007 (the “Notes”). The purchase price for validly tendered Notes is equal to $1,032.08 per $1,000 principal amount of such Notes plus accrued and unpaid interest to, but not including, the payment date (the “Purchase Price”). The aggregate principal amount of Notes currently outstanding is $350 million. The Company intends to fund the tender offer through a debt financing of approximately $200 million.

The tender offer will expire at 12:00 midnight, New York City time, on Thursday, March 18, 2004, unless extended or earlier terminated. Tenders of Notes may not be withdrawn at any time, except as required by applicable law.

If more than $190 million in aggregate principal amount of Notes is properly tendered on or before the expiration date of the tender offer, the Company intends to purchase Notes on a pro rata basis in the tender offer, up to $190 million in aggregate principal amount. The Company’s obligation to accept Notes tendered, up to $190 million in aggregate principal amount, and to pay the purchase price is subject to a number of conditions which are set forth in the Offer to Purchase, dated February 20, 2004, and the Letter of Transmittal for the tender offer, including the completion of the proposed debt financing.

Following completion of the proposed debt financing, the Company currently intends to exercise its right to redeem the Notes not tendered and purchased in the tender offer up to an aggregate principal amount (including the aggregate principal amount of Notes purchased in the cash tender offer) of $190 million. The Notes are currently redeemable at $1,030.83 per $1,000 principal amount of such Notes, plus accrued interest to the redemption date. This press release does not constitute a notice of redemption. Any subsequent redemption will be done in accordance with the terms of the indenture governing the Notes.

Bear, Stearns & Co. Inc. and Lehman Brothers Inc. have been retained as the dealer managers for the tender offer. Questions concerning the terms of the tender offer should be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 or Lehman Brothers Inc., Liability Management Group at (800) 438-3242. The Bank of New York is the depositary agent in connection with the tender offer. D.F. King & Co., Inc. is the information agent for the tender offer. Requests for copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent at (800) 758-5378.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letter of Transmittal that have been mailed to holders of the Notes. Holders of the Notes are urged to read the tender offer documents carefully because they contain important information.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is also developing a major casino resort in Lake Charles, Louisiana and has proposed two new developments in St. Louis, Missouri.

For further information, please contact Dan Lee, Chairman & CEO, +1-702-784-7777, Steve Capp, CFO, +1-702-784-7777, or Wade Hundley, COO, +1-702-784-7777, all of Pinnacle Entertainment; or Sean Collins, Partner, CCG Investor /Public Relations, +1-818-789-0100, for Pinnacle Entertainment.

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